FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports Third Quarter EPS of $0.08 on Record Revenue of $32.1 Million

EPS More Than Doubles on Nearly Five-Fold Increase in Operating Income

TROY, NY-July 22, 2004-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.08 for the third quarter of fiscal 2004 ended June 30, 2004 compared to the prior year's earnings per share of $0.03, representing a 166 percent increase on 14 percent higher revenue.

Financial highlights for the quarter include:

  Balanced revenues across vertical markets: retail accounting for 23 percent, telecommunications 21 percent, public sector 18 percent and financial services, including insurance representing 8 percent of total revenue.

  Operating margin increased to 10.5 percent, representing the third consecutive quarter of sequential improvement. For the second quarter of fiscal 2004, the operating margin was 9.1 percent and for the first quarter the operating margin was 3.9 percent. The third quarter operating margin also improved 800 basis points over the prior year operating margin of 2.5 percent.

  Cash from operations grew by $5.0 million during the quarter. As of June 30, 2004, cash and investments were $83.5 million, including the $44.2 million of net cash raised from the company's follow-on offering completed in April 2004.

  Total deferred revenues stood at $14.0 million at the end of the quarter.

Revenues for the third quarter of fiscal 2004 were $32.1 million compared to $28.3 million for the prior year third quarter, representing a 14 percent increase. The company reported a net income of $1.6 million, or $0.08 per share, compared to $480,000, or $0.03 per share, in the third quarter of fiscal 2003.

Earnings per share for the third quarter of fiscal 2004 is calculated on the basis of 20.7 million weighted average diluted shares outstanding, including the 4.3 million shares issued in the follow-on offering. Weighted average diluted shares outstanding for the third quarter of fiscal 2003 was 15.6 million.

Revenues for the nine months ended June 30, 2004 increased 21 percent to $92.2 million over the $76.2 million reported for the same period last year. Net income for the nine months ended June 30, 2004 was $3.3 million, or $0.19 per share, compared to a net loss of $2.2 million, or $0.14 per share, in the same period last year, representing a $0.33 improvement over the prior year. Earnings per share for the first nine months of fiscal 2004 is calculated on the basis of 17.8 million weighted average diluted shares outstanding, including the 4.3 million shares issued in the follow-on offering. Weighted average diluted shares outstanding for the same period of fiscal 2003 was 15.3 million.

"Our strong third quarter revenue and operating margin reflects increased demand for our solutions across our key vertical markets and favorable product mix, which in turn yielded an operating margin over 10 percent - one quarter ahead of expectations," said Mark Cattini, president and chief executive officer. "In addition, MapInfo continued to produce both top- and bottom-line growth: the third quarter marked the sixth consecutive quarter of year-over-year revenue increases and the fifth consecutive quarter of year-over-year earnings per share gains. These results provide solid evidence of MapInfo's consistent execution of two key strategic objectives in fiscal 2004: to expand the company's presence in target vertical markets and to broaden usage of the company's solutions through the adoption of Envinsa™, our enterprise location platform.

Concluded Cattini, "We expect to continue to see growing demand for location intelligence solutions, which deliver critical value to business decision makers in an array of vertical markets. Moreover, we believe our revenue platform, with its mix of software, data and analytical services, diverse deal sizes and contracted components, is properly aligned with current purchasing behavior of our customers. This revenue model, along with our tightly controlled cost structure, enables MapInfo to leverage revenue growth for continued improvement in earnings per share performance."

Guidance

Based on the year-to-date performance, MapInfo expects full fiscal year revenue of approximately $125 million, the upper end of the company's previous guidance range of $123 to $125 million; operating margin for the full year of between eight and nine percent; and, diluted earnings per share between $0.27 and $0.28 per share. Assuming demand for the company's solutions remains strong, fourth quarter revenue is anticipated to be higher than third quarter's level yielding an operating margin of between 10 percent and 11 percent and earnings per share between $0.08 and $0.09.

Conference Call

The MapInfo Third Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EDT) on Thursday, July 22, 2004. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EDT) on July 22, 2004 through 5:30 PM (EDT) on July 29, 2004. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 4969821). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global software company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding future trends in IT spending, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's quarterly report on Form 10-Q under the section "Risk Factors" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

-tables to follow-
MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2004	2003	2004	2003

Net revenues	$ 32,129	$ 28,264	$ 92,163	$ 76,229
Cost of revenues	8,776	8,733	26,187	22,689

Gross profit	23,353	19,531	65,976	53,540

Operating expenses:
Research and development	5,418	5,243	15,874	15,320
Selling and marketing	10,771	10,080	31,329	30,406
General and administrative	3,782	3,512	11,424	11,789

Total operating expenses	19,971	18,835	58,627	57,515

Operating income (loss)	3,382	696	7,349	(3,975)
Interest income	266	118	476	371
Interest expense	(294)	(293)	(875)	(701)
Other income (expense), net	(682)	253	(1,427)	835

Interest and other income (expense), net	(710)	78	(1,826)	505

Income (loss) before income taxes	2,672	774	5,523	(3,470)
Provisions for (benefit from) income taxes	1,068	294	2,209	(1,319)

Net income (loss)	$ 1,604	$ 480	$ 3,314	$ (2,151)

Earnings (loss) per share	$ 0.08	$ 0.03	$ 0.19	$ (0.14)

Average shares outstanding	20,742	15,551	17,775	15,256

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	June 30,	September 30,
	2004	2003

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 83,487	$ 34,829
Receivables	24,317	23,338
Inventories	332	400
Other current assets	3,948	3,707

Total current assets	112,084	62,274
Property and equipment - net	25,563	26,682
Product development costs - net	501	255
Deferred income taxes	14,826	14,888
Goodwill - net	27,487	21,343
Other intangible assets - net	2,742	3,526
Investments and other assets	2,096	4,004

Total assets	$ 185,299	$ 132,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,307	$ 1,393
Accounts payable and accrued expenses	23,581	21,579
Deferred revenue	13,740	13,009

Total current liabilities	38,628	35,981
Long-term debt	15,917	16,895
Deferred revenue, long-term	310	278
Other long-term liabilities	-	532

Total liabilities	54,855	53,686

Stockholders' Equity:
Common stock	41	31
Paid-in capital	99,645	53,105
Retained earnings	30,758	26,150

Total stockholders' equity	130,444	79,286

Total liabilities and stockholders' equity	$ 185,299	$ 132,972